Exhibit 99.1
Brookdale Completes Financing Transactions;
Extends Maturities and Lowers Credit Facility Borrowing Costs

Nashville, Tenn. December 11, 2018 – Brookdale Senior Living Inc. (NYSE: BKD) announced today that the Company has recently completed two significant financing transactions.
Steven Swain, Brookdale’s Executive Vice President and Chief Financial Officer, commented “We are pleased to have closed the two transactions before year end. The transactions are net-neutral to our current liquidity, and they play a key role in providing flexibility in our capital structure, extending maturities and diversifying our exposure to fixed and variable interest rates. We would like to thank Capital One and the other members of our lending group for amending and extending our previous revolving credit facility and to express appreciation to Freddie Mac and Berkadia as well for partnering with us on Freddie Mac’s new and innovative loan structure.”
Credit Facility
On December 5, 2018, the Company entered into an amended and restated credit agreement with lenders led by Capital One, National Association as lead arranger and sole bookrunner. The amended agreement replaced the Company’s former credit agreement and extended the maturity date from January 3, 2020 to January 3, 2024. The amended credit agreement provides commitments for a $250 million revolving credit facility with a $60 million sublimit for letters of credit and a $50 million swingline feature. Benefits from the new credit facility include a lower variable rate margin over LIBOR, a small expansion of the letter of credit sublimit, and a slightly more flexible fixed charge coverage covenant. Participating lenders include Wells Fargo Bank, N.A., PNC Bank, National Association, Morgan Stanley Senior Funding, Inc., Bank of America, N.A., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., and First Tennessee Bank National Association.

The revolving credit facility is currently secured by first priority mortgages on 15 communities and negative pledges on two communities, and allows for both the removal and addition of collateral. Available capacity under the facility will vary from time to time based upon borrowing base calculations related to the appraised value and performance of the communities securing the credit facility and the Company’s consolidated fixed charge coverage ratio. The amended agreement also provides the Company an accordion option to increase the revolving credit facility by an additional $100 million, subject to obtaining commitments for the additional amounts. Amounts drawn on the credit facility may be used for general corporate purposes.
Freddie Mac Financing
On November 16, 2018, the Company obtained $327 million of mortgage financing from Berkadia Commercial Mortgage LLC in a Freddie Mac Structured Pool Transaction. The non-recourse mortgage financing has a ten-year term and is secured by first priority mortgages on 28 senior living communities, most of which had collateralized the former credit facility or other loans with near-term maturity dates.

Approximately 65% of the principal bears interest at a fixed rate, with the remainder at a variable rate. The mortgage financing allows for certain asset substitutions and partial releases.
About Brookdale Senior Living
Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States. The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents. Brookdale operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with approximately 961 communities in 46 states and the ability to serve approximately 93,000 residents as of September 30, 2018. Through its ancillary services program, the Company also offers a range of home health, hospice and outpatient therapy services. Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.

Contact:
Kathy MacDonald
SVP, Investor Relations
615-564-8104
kathy.macdonald@brookdale.com